EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of NeoGenomics, Inc.

We hereby consent to the incorporation in this Post Effective Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-155784), of our report dated February 24, 2014 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of NeoGenomics, Inc. as of and for the years ended December 31, 2013 and 2012, which appear in such registration statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.

Certified Public Accountants

Tampa, Florida

April 30, 2014